Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the use of our report, included in this registration statement, and to the incorporation by reference in this registration statement of our report dated January 29, 2002, included in Regal-Beloit Corporation's Form 8-K dated February 1, 2002 and our reports dated January 25, 2001, included in Regal-Beloit Corporation's Form 10-K for the year ended December 31, 2000, and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
March 12, 2002